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                      February 14, 2024

       Jin Kuang
       Chief Financial Officer
       VoIP-Pal.Com Inc.
       7215 Bosque Boulevard, Suite 102
       Waco, TX 76710-4020

                                                        Re: VoIP-Pal.Com Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2023
                                                            File No. 000-55613

       Dear Jin Kuang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing